Exhibit 99.(k)(5)

FORM OF RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

This FUND OF FUNDS INVESTMENT AGREEMENT (this “Agreement”), dated as of [•], is between [ACQUIRING FUND] (the “Acquiring Fund”), and [ACQUIRED FUND] (the “Acquired Fund” and, together with the Acquiring Fund, the “Funds”).

WHEREAS, the Acquiring Fund is a closed-end management investment company that is registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, the Acquired Fund is a closed-end management investment company that [is registered with the SEC under the Investment Company Act] / [has elected to be regulated as a business development company (a “BDC”) under the Investment Company Act];

WHEREAS, Section 12(d)(1) of the Investment Company Act generally limits the ability of a registered investment company to invest in voting stock of [another registered investment company] / [a business development company];

WHEREAS, Rule 12d1-4 under the Investment Company Act generally permits a registered investment company to invest in voting stock of [another registered investment company] / [a BDC] in excess of the limitations under Sections 12(d)(1) subject to certain terms and conditions; and

WHEREAS, the Acquiring Fund, from time to time, may wish to acquire voting stock of the Acquired Fund in excess of the limitations under Sections 12(d)(1) in reliance on Rule 12d1-4.

NOW, THEREFORE, in consideration of the potential benefits to the Funds arising out of the investment by the Acquiring Fund in the Acquired Fund, the Funds agree as follows:

1.             Representations and Obligations of the Acquired Fund

The Acquired Fund represents, warrants and agrees as follows:

(a)            it will comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)            it will promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement;

(c)            it has or will adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4;

(d)            it will, except as otherwise required by applicable law or rules thereunder, notify the Acquiring Fund as to the proportion that other shareholders in the Acquired Fund have voted their shares at least two (2) business days prior to the date the Acquiring Fund’s vote is due to the Acquired Fund with respect to any given matter requiring a vote of the Acquired Fund’s shareholders; and

(e)            it will provide, subject to applicable law, the Acquiring Fund and its investment adviser and investment subadviser with information reasonably requested by the Acquiring Fund and its investment adviser and investment subadviser to comply with the terms and conditions of Rule 12d1-4, including information on the fees and expenses of the Acquired Fund.

2              Representations and Obligations of the Acquiring Fund

The Acquiring Fund represents, warrants, and agrees as follows:

(a)            it will comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)            it will promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement; and

(c)            it will adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4.

3.             Condition to Initial Purchase in Reliance on Rule 12d1-4

The Acquiring Fund and the Acquired Fund agree that, prior to the initial acquisition by the Acquiring Fund of shares of the Acquired Fund in reliance on Rule 12d1-4, the investment adviser and investment subadviser (if applicable) to each of the Acquiring Fund and the Acquired Fund must make in writing the findings required by Rule 12d1-4.

4.             Indemnification

(a)            The Acquiring Fund agrees to hold harmless, indemnify and defend the Acquired Fund, including any principals, directors or trustees, officers, employees and agents (“Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement by the Acquiring Fund or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, advisers or subadvisers.

(b)            The Acquired Fund agrees to hold harmless, indemnify and defend the Acquiring Fund, including any principals, directors or trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement by the Acquired Fund or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquired Fund, its principals, directors or trustees, officers, employees, agents, advisers or subadvisers.

(c)            Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

5.             Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; or (iii) e-mail (to all parties set forth below). All notices, demands or requests s given will be deemed given when actually received.

If to the Acquiring Fund:

[__]

If to the Acquired Fund:

[__]

6.             Termination and Governing Law

(a)            This Agreement will continue until terminated in writing by either party upon 60 days’ notice to the other party.

(b)            This Agreement will be governed by laws of Delaware without regard to choice of law principles.

7.             Miscellaneous

(a)            This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(b)            Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c)            No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized representative of each party.

(d)            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(e)            If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[ACQUIRING FUND]

Name:
Title:

[ACQUIRED FUND]

Name:
Title:

[Signature page to [NAME OF FUND] Fund of Funds Investment Agreement]